Exhibit 99.1

Contact Information:

Farhan Ahmad	Erica Pompen
Investor Relations	Media Relations
farhanahmad@micron.com	epompen@micron.com
(408) 834-1927	(408) 834-1873

FOR IMMEDIATE RELEASE

MICRON TECHNOLOGY ANNOUNCES EXPIRATION OF

SHAREHOLDER RIGHTS PLAN

BOISE, Idaho, July 19, 2019 — Micron Technology, Inc. (“Micron”, NASDAQ: MU) today announced that its shareholder rights plan (the “Rights Plan”) will expire in accordance with its terms on July 19, 2019. Shareholders are not required to take any action as a result of this expiration.

In connection with the expiration of the Rights Plan, Micron will take routine steps to voluntarily de-register the related common stock purchase rights under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to delist the common stock purchase rights from the NASDAQ Stock Market. These actions are administrative in nature and will have no effect on Micron’s common stock, which continues to be listed on the NASDAQ Stock Market and registered under the Exchange Act.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions. Through our global brands — Micron®, Crucial®, and Ballistix® — our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like data center, networking, automotive, industrial, mobile, graphics and client. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.